Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-287060

Prospectus Supplement No. 1

(To Prospectus)

Up to 18,800,000 Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-287060), filed with the Securities and Exchange Commission on May 7, 2025. The Prospectus relates to the issuance by VivoPower International PLC of up to 18,800,000 Ordinary Shares in a best efforts offering.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

As disclosed in the Prospectus, the offering was originally scheduled to terminate fifteen days following the date of the Placement Agency Agreement. We are hereby extending the offering period, and the offering will now terminate on July 7, 2025, which may be extended for a further 15 business day period upon mutual consent by the Company and Chardan, unless terminated earlier by us in our sole discretion. This extension has been made to allow for a reasonable time for the Company to conclude discussions with potential strategic digital asset industry investors.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VVPR.” The last sale price of our Ordinary Shares on Nasdaq on June 12, 2025 was $5.57 per share.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2025.